Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Oak View Bankshares, Inc. of our report dated April 28, 2022, relating to our audit of the consolidated financial statements for the periods ended December 31, 2021 and 2020.

/s/ Yount, Hyde & Barbour, P.C.

Roanoke, Virginia
April 29, 2022